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                                                                    EXHIBIT 11.1

                       IPC HOLDINGS, LTD. AND SUBSIDIARIES
         RECONCILIATION OF BASIC AND DILUTED NET INCOME PER COMMON SHARE

 (Expressed in thousands of United States dollars, except for per share amounts)

A reconciliation of basic and diluted EPS is given in the following table:

                                                                         Amount per
Three months ended June 30, 2000             Income          Shares        Share
--------------------------------           ----------      ----------    ----------

Basic EPS                                  $    3,476      25,033,932      $0.14
Effect of Dilutive Options                                    112,126
Diluted EPS                                $    3,476      25,146,058      $0.14

Three months ended June 30, 1999
--------------------------------

Basic EPS                                  $    2,913      25,033,932      $0.12
Effect of Dilutive Options                                    956,283
Diluted EPS                                $    2,913      25,990,215      $0.11

===================================================================================

Six months ended June 30, 2000
------------------------------

Basic EPS                                  $   13,287      25,033,932      $0.53
Effect of Dilutive Options                                     89,882
Diluted EPS                                $   13,287      25,123,814      $0.53

Six months ended June 30, 1999
------------------------------

Basic EPS                                  $   18,129      25,033,932      $0.72
Effect of Dilutive Options                                  1,047,524
Diluted EPS                                $   18,129      26,081,456      $0.70
===================================================================================



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